Exhibit 99.1

News Release

Investor Contact:
Kory Arthur
+1 603.766.7401
karthur@spragueenergy.com
Sprague Resources LP Reports Third Quarter 2017 Results
Portsmouth, NH (November 7, 2017) - Sprague Resources LP (“Sprague”) (NYSE: SRLP) today reported its financial results for the third quarter September 30, 2017.
Third Quarter 2017 Highlights

•	Net sales were $491.4 million for the third quarter of 2017, compared to $422.8 million for the third quarter of 2016.

•	Net loss was $14.3 million for the third quarter of 2017, compared to net loss of $8.8 million for the third quarter of 2016.

•	Adjusted gross margin was $48.5 million for the third quarter of 2017, compared to $54.8 million for the third quarter of 2016.

•	Adjusted EBITDA was $14.1 million for the third quarter of 2017, compared to $19.3 million for the third quarter of 2016.

“Although conditions in the third quarter were challenging, I'm pleased with Sprague's ability to leverage a strong balance sheet to fund organic and acquisition growth. Our recent investments will increase ratable cash flow and enhance our portfolio's ability to deliver solid results across a variety of market conditions,” said David Glendon, President and Chief Executive Officer. “Reflecting the results for the third quarter, we expect full-year adjusted EBITDA to be at the lower end, to modestly below, the previously issued guidance of $115 to $130 million,” said Mr. Glendon.
Refined Products

•	Volumes in the Refined Products segment increased 6% to 251.5 million gallons in the third quarter of 2017, compared to 237.5 million gallons in the third quarter of 2016.

•	Adjusted gross margin in the Refined Products segment decreased $6.7 million to $32.0 million in the third quarter of 2017.

“Sprague's Refined Products sales volumes increased 6% in the second quarter, supported by recent acquisitions and increased marine diesel, marine bunker and asphalt sales at Kildair," said Mr. Glendon. “The decline in the Refined Products adjusted gross margin was driven primarily by weaker adjusted unit margins in a well-supplied market, partially offset by the contribution from our recently completed acquisitions."
Natural Gas

•	Natural Gas segment volumes decreased 7% to 11.0 million Bcf in the third quarter of 2017, compared to 11.8 million Bcf in the third quarter of 2016.

•	Natural Gas adjusted gross margin increased $0.4 million, or 15%, to $3.2 million for the third quarter of 2017, compared to $2.8 million for the third quarter of 2016.

“Our Natural Gas adjusted gross margin increased $0.4 million for the quarter, as a 24% increase in adjusted unit gross margins offset the decline in volume, continuing our trend of focusing on smaller, higher margin accounts," said Mr. Glendon.
Materials Handling

•	Materials Handling adjusted gross margin increased by $0.1 million, or 1%, to $11.4 million for the third quarter of 2017, compared to $11.3 million for the third quarter of 2016.

"Sprague's Materials Handling adjusted gross margin for the third quarter improved marginally as a result of increased handling and throughput activity at Kildair, which was partially offset by decreased salt handling activity," reported Mr. Glendon.
Quarterly Distribution Increase

On October 26, 2017, the Board of Directors of Sprague’s general partner, Sprague Resources GP LLC, announced its fourteenth consecutive distribution increase and approved a cash distribution of $0.6225 per unit for the quarter ended September 30, 2017, representing a 2% increase over the distribution declared for the quarter ended June 30, 2017. The distribution will be paid on November 13, 2017 to unitholders of record as of the close of business on November 6, 2017.
Financial Results Conference Call
Management will review Sprague’s third quarter 2017 financial results in a teleconference call for analysts and investors today, November 7, 2017.

Date and Time:	November 7, 2017 at 1:00 PM ET

Dial-in numbers:	(866) 516-2130 (U.S. and Canada)

(678) 509-7612 (International)

Participation Code:	87326969
The conference call may also be accessed live by a webcast available on the "Investor Relations" page of Sprague's website at www.spragueenergy.com and will be archived on the website for one year.

About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.
Non-GAAP Financial Measures
Adjusted EBITDA, adjusted gross margin and adjusted unit gross margin are measures not defined by GAAP. We define EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. We define adjusted EBITDA as EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts. We define adjusted gross margin as net sales less cost of products sold (exclusive of depreciation and amortization) and decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts. Sprague defines adjusted unit gross margin as adjusted gross margin divided by units sold, as expressed in gallons for refined products, and in MMBtu for natural gas.

To manage Sprague's underlying performance, including its physical and derivative positions, management utilizes adjusted gross margin. Adjusted gross margin is also used by external users of our consolidated financial statements to assess our economic results of operations and its commodity market value reporting to lenders. EBITDA and adjusted EBITDA are used as supplemental financial measures by external users of our financial statements, such as investors, trade suppliers, research analysts and commercial banks to assess the financial performance of our assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate sufficient revenue, that when rendered to cash, will be available to pay interest on our indebtedness and make distributions to our equity holders; repeatable operating performance that is not distorted by non-recurring items or market volatility; and, the viability of acquisitions and capital expenditure projects.
Sprague believes that investors benefit from having access to the same financial measures that are used by its management and that these measures are useful to investors because they aid in comparing its operating performance with that of other companies with similar operations. The adjusted EBITDA, adjusted gross margin and adjusted unit margin data presented by Sprague may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of net income to adjusted EBITDA and operating income to adjusted gross margin.
With regard to guidance, reconciliation of non-GAAP adjusted EBITDA to the closest corresponding GAAP measure (expected net income (loss)) is not available without unreasonable efforts on a forward-looking basis due to the inherent difficulty and impracticality of forecasting certain amounts required by GAAP such as unrealized gains and losses on derivative hedges, which can have a significant and potentially unpredictable impact on our future GAAP financial results.
Forward Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sprague Resources LP or about Sprague Resources LP’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.

Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements.  These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release.  Such risks and uncertainties include, by way of example and not of limitation: increased competition for our products or services; adverse weather conditions; changes in supply or demand for our products or services; nonperformance by major customers or suppliers; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction and unexpected capital expenditures; our ability to complete organic growth and acquisition projects; our ability to integrate acquired assets; potential labor issues; the legislative or regulatory environment; terminal construction/repair delays; political and economic conditions; and, the impact of security risks including terrorism, international hostilities and cyber-risk. These are not all of the important factors that could cause actual results to differ materially from those expressed in forward looking statements.  Other applicable risks and uncertainties have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2017 and in the Partnership's subsequent Form 10-Q, Form 8-K and other documents filed with the SEC. Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

*****
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Sprague’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sprague’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
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(Financial Tables Below)

Sprague Resources LP
Summary Financial Data
Three and Nine Months Ended September 30, 2017 and 2016

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)		($ in thousands)
Statement of Operations Data:
Net sales	$491,393	$422,779	$1,922,826	$1,623,173
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	456,656	383,211	1,720,860	1,463,938
Operating expenses	16,891	15,725	50,624	49,078
Selling, general and administrative	17,559	19,735	63,472	62,099
Depreciation and amortization	6,655	5,329	19,537	16,001
Total operating costs and expenses	497,761	424,000	1,854,493	1,591,116
Operating income (loss)	(6,368)	(1,221)	68,333	32,057
Other income (expense)	—	(19)	183	(114)
Interest income	75	40	247	379
Interest expense	(7,170)	(6,685)	(22,604)	(20,179)
(Loss) income before income taxes	(13,463)	(7,885)	46,159	12,143
Income tax provision	(853)	(909)	(3,768)	(861)
Net (loss) income	(14,316)	(8,794)	42,391	11,282
Incentive distributions declared	(1,024)	(488)	(2,620)	(1,144)
Limited partners’ interest in net (loss) income	$(15,340)	$(9,282)	$39,771	$10,138
Net (loss) income per limited partner unit:
Common - basic	$(0.68)	$(0.44)	$1.80	$0.48
Common - diluted	$(0.68)	$(0.44)	$1.78	$0.46
Subordinated - basic and diluted	N/A	$(0.44)	N/A	$0.48
Units used to compute net income per limited partner unit:
Common - basic	22,543,527	11,229,805	22,093,578	11,189,987
Common - diluted	22,543,527	11,229,805	22,368,432	11,506,830
Subordinated - basic and diluted	N/A	10,071,970	N/A	10,071,970
Distribution declared per unit	$0.6225	$0.5625	$1.8225	$1.6425

Sprague Resources LP
Volume, Net Sales and Adjusted Gross Margin by Segment
Three and Nine Months Ended September 30, 2017 and 2016

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ and volumes in thousands)		($ and volumes in thousands)
Volumes:
Refined products (gallons)	251,496	237,510	994,518	978,264
Natural gas (MMBtus)	10,963	11,810	44,677	44,799
Materials handling (short tons)	603	764	1,879	2,016
Materials handling (gallons)	74,214	78,330	301,896	234,738
Net Sales:
Refined products	$425,492	$350,528	$1,638,066	$1,331,197
Natural gas	49,694	55,868	235,068	240,256
Materials handling	11,395	11,304	34,118	35,848
Other operations	4,812	5,079	15,574	15,872
Total net sales	$491,393	$422,779	$1,922,826	$1,623,173
Reconciliation of Operating (loss) Income to Adjusted Gross Margin:
Operating (loss) income	(6,368)	(1,221)	68,333	32,057
Operating costs and expenses not allocated to operating segments:
Operating expenses	16,891	15,725	50,624	49,078
Selling, general and administrative	17,559	19,735	63,472	62,099
Depreciation and amortization	6,655	5,329	19,537	16,001
Add: unrealized loss (gain) on inventory derivatives	13,673	14,636	(15,374)	26,592
Add: unrealized (gain) loss on prepaid forward contract derivatives	(667)	(120)	(907)	(1,161)
Add: unrealized loss (gain) on natural gas transportation contracts	760	672	(6,105)	5,221
Total adjusted gross margin:	$48,503	$54,756	$179,580	$189,887
Adjusted Gross Margin:
Refined products	$32,014	$38,693	$95,307	$104,070
Natural gas	3,197	2,773	44,355	43,734
Materials handling	11,395	11,305	34,118	35,826
Other operations	1,897	1,985	5,800	6,257
Total adjusted gross margin	$48,503	$54,756	$179,580	$189,887

Sprague Resources LP
Reconciliation of Net Income to Non-GAAP Measures
Three and Nine Months Ended September 30, 2017 and 2016

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)		($ in thousands)
Reconciliation of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net (loss) income	$(14,316)	$(8,794)	$42,391	$11,282
Add/(deduct):
Interest expense, net	7,095	6,645	22,357	19,800
Tax provision	853	909	3,768	861
Depreciation and amortization	6,655	5,329	19,537	16,001
EBITDA	$287	$4,089	$88,053	$47,944
Add: unrealized loss (gain) on inventory derivatives	13,673	14,636	(15,374)	26,592
Add: unrealized (gain) loss on prepaid forward contract derivatives	(667)	(120)	(907)	(1,161)
Add: unrealized loss (gain) on natural gas transportation contracts	760	672	(6,105)	5,221
Adjusted EBITDA	$14,053	$19,277	$65,667	$78,596
Add/(deduct):
Cash interest expense, net (excluding imputed interest on deferred acquisition payments)	(5,360)	(5,629)	(17,155)	(16,840)
Cash taxes	(723)	(385)	(2,814)	(930)
Maintenance capital expenditures	(4,322)	(3,329)	(8,535)	(7,065)
Elimination of expense relating to incentive compensation and directors fees expected to be paid in common units	(243)	641	1,703	1,664
Other	881	386	2,604	998
Distributable cash flow	$4,286	$10,961	$41,470	$56,423